Exhibit 99.1

Contact:	James A. Tracy, CFO Tel: (508) 650-9971 ext. 315 jtracy@visionsciences.com

Vision Sciences® Announces Termination of

Distribution Agreement for Urology Products with MGU

Plans to Market and Sell Urology Products

Directly to Customers

NATICK, Mass., May 1, 2006 — Vision-Sciences, Inc., (Nasdaq: VSCI) announced today the termination of its Exclusive Distributorship Agreement, dated December 29, 2004 (the “Distributorship Agreement”) with the Medtronic Gastroenterology/Urology business (“MGU”)  relating to the distribution of Vision Sciences’ Flexible Cystoscope and Slide-On EndoSheath® System in the United States and Canada. The termination is effective May 1, 2006. MGU informed Vision Sciences that, although it continues to believe that Vision Sciences’ system has a promising future with significant benefits for urologists and patients, MGU has modified its strategy to place greater focus on therapies, and plans to narrow its overall uro-diagnostics product offering, which currently includes the Vision Sciences system. MGU will continue to take customer orders from the existing base and provide technical phone support to that customer base for the six months following the termination date.

Ron Hadani, President and CEO of Vision Sciences, stated, “We and MGU have worked together to promote our Flexible Cystoscope and Slide-On EndoSheath® System, and are working closely together for an orderly transition to ensure continuity of products and services to the current customers. We are planning to exhibit our Flexible Cystoscope and Slide-On EndoSheath® System at the upcoming annual meeting of the American Urological Association on May 20 – 23 in Atlanta GA. Vision Sciences will be marketing and servicing our urology products directly to customers in the United States and Canada beginning May 1, 2006.”

Termination of the Distributorship Agreement with MGU does not affect Vision Sciences’ ongoing exclusive distribution arrangement with Medtronic relating to Vision Sciences’ ENT products.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private

Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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